Exhibit 99.1

MACON, Ga., December 3, 2007 – Atlantic Southern Financial Group, Inc. (Nasdaq:  ASFN) and its subsidiary, Atlantic Southern Bank, announced today the completion of the merger in which CenterState Mid Florida merged with and into Atlantic Southern Bank.

In August, Atlantic Southern announced its intentions to purchase the charter of CenterState Bank of Mid Florida, a subsidiary of CenterState Banks of Florida, Inc.  At that time Stevens stated, “Buying the charter was a quick and economical way to branch into Florida”.

Atlantic Southern established its first Florida branch at 13474 Atlantic Boulevard, Jacksonville, Florida.  “The move fits with our overall strategy of increasing deposits in addition to increasing shareholder value”, said President and CEO Mark Stevens.

Atlantic Southern has total assets of approximately $840 million.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc. operates nine banking locations in the middle Georgia markets of Macon and Warner Robins, six locations in the coastal markets of Savannah, Darien, Brunswick and St. Simons Island, Georgia, one location in Jacksonville, Florida, and a loan production office in Valdosta, Georgia.  The Company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

For additional information, contact Mark Stevens, President and CEO, or Carol Soto, Executive Vice President and CFO, at
(478) 757-8181.